UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 20, 2013

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code)	(773) 304-5050

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 20, 2013, Lawson Products, Inc. (the "Company") entered into a Second Amendment to Loan and Security Agreement ("Second Amendment") as borrower with The PrivateBank and Trust Company as lender, to modify certain terms of the Loan and Security Agreement dated as of August 8, 2012 ("Loan Agreement"). The main changes to the original Loan Agreement are summarized below.

Commencing with the fourth quarter of 2013, the Second Amendment replaces the minimum EBITDA requirement for all future quarters with a minimum tangible net worth requirement of $45.0 million and a minimum trailing twelve month ratio of EBITDA to fixed charges requirement of 1.10 to 1.00.

The borrowing rates under the Loan Agreement have been revised to be at either the Prime rate or the LIBOR rate as follows:

Level	Total Debt to EBITDA Ratio	LIBOR Rate Revolving Loans Applicable Margin
I	< 2.00 to 1.00	1.50%
II	≥ 2.00 to 1.00	1.85%

The Second Amendment eliminates the quarterly dividend restriction commencing with the year ending December 31, 2014, however, it retains the existing $7.0 million limitation on an annual basis. The option to convert a portion of the revolving loan into a term loan, and all related provisions, have been removed.

The foregoing description of the Second Amendment is qualified in its entirety to the full text of the Second Amendment, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off—Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the Second Amendment is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

10.1	Second Amendment to Loan and Security Agreement dated December 20, 2013.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Date: December 24, 2013	By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Second Amendment to Loan and Security Agreement